                                                                   EXHIBIT 10.21

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into and made effective as of February 3, 2003 by and between THE MEN'S WEARHOUSE, INC., a Texas corporation (the "Company"), and DAVID H. EDWAB ("Employee"), amending and restating the Employment Agreement dated February 3, 2002 (the "Original Agreement").

         WHEREAS, the Company and Employer desire to amend Sections 2(c), 2(d), 2(e), 4, 10 and 12 of the Original Agreement, to add a new Section (f) to the Original Agreement and to restate the Original Agreement to read as set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree to amend and restate the Original Agreement as follows:

         1. Employment and Duties. The Company hereby agrees to employ Employee as Vice Chairman of the Board, and Employee hereby accepts such employment and agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement. Subject to the ultimate direction and control of the Chairman of the Board and Chief Executive Officer of the Company and to the Company's Board of Directors, Employee shall be responsible to assist the Chairman of the Board and Chief Executive Officer of the Company with the determination and implementation of the strategic direction of the Company and oversee the implementation of the business plan of the Company and, in connection therewith, to interact with and provide guidance to the other executive officers of the Company. During his employment hereunder, Employee shall devote his full business time, energy, and ability principally to the business and interests of the Company and shall not, without the Company's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement.

         2.       Compensation and Benefits of Employment.

                  (a) As compensation for the services to be rendered by Employee hereunder, the Company shall pay to Employee a base annual salary ("Annual Salary") of $560,000.00 per year, in equal installments in accordance with the customary payroll practices of the Company. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Employee. The Company's Board of Directors may, in its sole discretion, review and adjust upward Employee's Base Salary (as defined below) from time to time, but no downward adjustment in Employee's Base Salary may be made during the term of this Agreement.

                  (b) Employee shall receive annually a stipulated amount of up to $40,000 ("Discretionary Amount" and together with Annual Salary, collectively referred to herein as "Base Salary") which will be expended by the Company on behalf of Employee to cover, or paid to Employee to reimburse Employee for, various business-related expenses such as monthly dues for country, luncheon or social clubs, automobile expenses, upgraded travel beyond that of the Company's regular employee policy and other personal travel expenses not covered by Section 3 hereof and financial and tax planning expenses. The Company agrees that Employee shall be entitled to reimbursement of all such business-related expenses incurred by Employee; provided, however, that payment of such reimbursement shall be made only against proper receipts or other documentary evidence of such expenses. In the event that less than $40,000 is expended during the course of any one-year period, Employee shall not be entitled to receive directly the remainder of such amount. This reimbursement shall be in addition to any reimbursement provided pursuant to Section 3 below.

                  (c) At the end of the term of this Agreement, Employee shall be entitled to receive a bonus of $2,400,000, which shall accrue at the rate of $50,000 per full month of service hereunder beginning with February 3, 2003 (the "Long-Term Incentive Bonus"); provided, however, that such Long-Term Incentive Bonus shall be subject to a credit equal to the "Stock Option Value" of (i) those stock options held by Employee on the date hereof and identified on Exhibit A hereto (the "Existing Stock Options") and (ii) those stock options issued to Employee subsequent to the date hereof (the "Subsequent Stock Options"). For purposes of this Agreement, "Stock Option Value" shall equal the
(a) the sum of the products of the Option Margin for each Existing Stock Option and each Subsequent Stock Option which has a positive Option Margin at the time of determination of the Option Margin for each Existing Stock Option and each Subsequent Stock Option times the number of shares of stock subject to such Existing Stock Options and Subsequent Stock Options which are exercisable by the Employee at the end of such four-year period (or the date of Employee's termination, as the case may be) minus (b) $500,000. For purposes of this Agreement, the Option Margin for each Existing Stock Option and each Subsequent Stock Option shall mean the difference between (a) the average closing price for the Company's common stock, par value $.01 per share, as reported by the New York Stock Exchange, for the twenty (20) trading days immediately prior to the end of such four-year term (or the date of Employee's termination, as the case may be) and (b) the applicable option price of each such Existing Stock Option and Subsequent Stock Option. To the extent the Stock Option Value exceeds the accrued Long-Term Incentive Bonus, the Company shall be entitled to certain credits as provided in this Agreement equal to the lesser of such excess or $600,000 (the "Stock Option Value Credit").

                  (d) On each of January 3, 2004 and February 3, 2004, the Company shall pay to Employee $300,000 as bonus under this Agreement.

                  (e) Employee shall be entitled to participate in and have the benefits under the terms of all life, accident, disability and health insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits, including the split dollar insurance program, which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives.

                  (f) The Company shall make the premium payments on the insurance policies referred to in and covered by the Split Dollar Agreement dated May 25, 1995, between the Employee, George Zimmer, as Trustee of the David
H. Edwab 1995 Irrevocable Trust, and the Company on behalf of, and as compensation to, the Employee and shall make an additional payment to the Employee at such time as the Employee shall owe any income tax in respect to such compensation (including any estimated payment of such income tax) such that the payment shall equal as nearly as possible the federal and state income tax payable with respect to such compensation paid on behalf of the Employee plus all federal and state income taxes owed as a result of such additional payment. For purposes of determining the amount owed, the payment to Employee shall be deemed to be subject to the highest marginal federal, state and local income tax rate applicable to individuals and there shall be taken into consideration the deductibility of state and local income taxes as applicable to Employee for purposes of determining federal income tax. If and when no longer prohibited by law from doing so as a result of Section 13(k)(i) of the Securities Exchange Act of 1934 or other legal prohibitions, the Company may elect to revert to loaning the premiums to the Employee on a non recourse basis other than secured by the proceeds of the insurance policies in lieu of the foregoing provisions of this
Section 2(f), provided the Company elects to treat all executives with similar split-dollar insurance arrangements in the same manner.

         3. Business Expenses. The Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in accordance with the Company's policies related thereto.

         4. Term. This Agreement shall commence effective as of the date hereof, and if not terminated earlier as herein provided, shall terminate on February 2, 2007. Notwithstanding the foregoing, if the Company shall not have offered to Employee the opportunity to enter into a new employment agreement prior to February 2, 2006, with terms, in all respects, no less favorable to Employee than the terms of this Agreement and with a term lasting until at least February 2, 2009, Employee shall have the right to elect by written notice delivered to the Company prior to April 1, 2006, to terminate his employment effective as of February 2, 2007; provided that for purposes of determining if the new employment agreement is no less favorable, (i) the bonus provided for in
Section 2(c) shall accrue at the rate of $50,000 per full month for the extended period of the Agreement, (ii) the credit against the bonus payment shall be based on the Stock Option Value of all stock options referred to in Section 2(c)(ii) which become exercisable by Employee after February 2, 2007, (iii) subclause (b) of the second to last sentence of Section 2(c) shall be changed to be the greater of the applicable option price of each such subsequent Stock Option or the average closing price determined in accordance with subclause (a) of the last sentence of Section 2(c), (iv) Section 2(d) shall not apply and (v) the new employment agreement may provide that the first cash payments to Employee thereunder shall be reduced by the Stock Option Value Credit, if any. In the event of such termination, Employee shall be entitled to continue to receive (a) his Base Salary at the then current rate for a period of one year following the date of termination; provided that the Company shall be entitled to a credit against payments of such Base Salary equal to the Stock Option Value Credit, if any and (b) all other benefits to which Employee is entitled hereunder for a period of two years following the date of termination. If the Company offers to Employee a new employment agreement in accordance with this Section 4 and Employee declines to accept it, Employee's employment hereunder shall terminate on February 2, 2007, at which time Employee shall be entitled to all compensation, rights and benefits accrued hereunder at such date. However, if the Company shall notify Employee prior to February 2, 2006 that it does not wish to enter into a new employment agreement following the termination of this Agreement, Employee shall be entitled to continue to receive
(a) his Base Salary at the then current rate for a period of one year following the date of termination; provided that the Company shall be entitled to a credit against payments of such Base Salary equal to the Stock Option Value Credit, if any and (b) all other benefits to which Employee is entitled hereunder for a period of two years following Employee's termination at the end of the term of this Agreement. In addition to any continuation of benefits provided for in this
Section 4, the Company shall continue to maintain those life insurance policies, including the transferability provisions thereof, maintained by the Company for the benefit of Employee on the date hereof (the "Existing Life Insurance Policies") for a period of two years following the date of any such termination.

         5. Termination by the Company Without Cause or Termination by Employee for "Good Reason".

                  (a) The Company may, by delivering 30 days prior written notice to Employee, terminate Employee's employment at any time without cause, and Employee may, by delivering 30 days prior written notice to the Company, terminate Employee's employment for "good reason", as defined below. If such termination without cause or for good reason occurs, Employee shall be entitled
(i) to receive a lump sum payment equal to (a) all amounts owed through the date of termination plus (b) the accrued Long-Term Incentive Bonus plus the bonus payable pursuant to Section 2(d) if they have not been paid and minus the Stock Option Value, and (ii) to continue to receive (a) his Base Salary at the then current rate and (b) all benefits to which Employee is entitled hereunder, for a period of two years following the date of termination. In addition, the Company shall continue to maintain the Existing Life Insurance Policies for a period of two years following the date of any such termination.

                  (b) For purposes of this Section 5, "good reason" shall mean the occurrence of any of the following events:

                           (i)      Removal, without the consent of Employee in
writing, from the office of Vice Chairman of the Board or a material reduction in Employee's authority or responsibility but not termination of Employee for "cause", as defined in Section 7; or

                           (ii)     The Company otherwise commits a material
breach of this Agreement.

                  (c) The Company shall pay any attorney fees incurred by Employee in reasonably seeking to enforce the terms of this Section 5.

         6. Termination Upon Death or Disability. If Employee's employment is terminated because of death or on account of his becoming permanently disabled (as defined in Section 7),

Employee, or his estate, if applicable, shall be entitled (i) to receive a lump sum payment equal to (a) all amounts owed through the date of termination plus
(b) the accrued Long-Term Incentive Bonus plus the bonus payable pursuant to
Section 2(d) if they have not been paid and minus the Stock Option Value, and
(ii) to continue to receive (a) his Base Salary at the then current rate for a period of two years following the date of termination and (b) all benefits to which Employee is entitled hereunder through the end of the term of this Agreement. In addition, in the event Employee becomes permanently disabled, the Company shall continue to maintain the Existing Life Insurance Policies through the end of the term of this Agreement.

         7. Termination by the Company for Cause. The Company may terminate this Agreement at any time if such termination is for "cause", as defined below, by delivering to Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee at least 30 days to cure the cause. In the event that the employment of Employee is terminated for "cause", Employee shall be entitled only to (i) all amounts owed through the date of termination and (ii) his Annual Salary earned pro rata to his date of termination, but Employee shall not be entitled to any Base Salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Company). If at the time of such termination the Stock Option Value would be a positive number, Employee shall forfeit Existing Stock Options and Subsequent Stock Options then exercisable having a Stock Option Value determined in accordance with Section 2(c) equal to the lesser of the then total Stock Option Value or $600,000. "For cause" shall be limited to the occurrence of the following events:

                  (a) Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

                  (b) Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee's duties and responsibilities after 30 days written notice and an opportunity to cure;

                  (c) Material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or

                  (d) The unauthorized absence of Employee from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.

         For purposes of this Agreement, Employee shall be deemed to "permanently disabled" if Employee shall be considered to be permanently and totally disabled in accordance with the Company's disability plan, if any, for a period of 180 days or more. If there should be a dispute between the Company and Employee as to Employee's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the Valley Hospital in Northern New Jersey. The parties agree to be bound by the final decision of such physician or psychiatrist.

         8. Voluntary Termination by Employee. Employee may terminate this Agreement at any time upon delivering 30 days written notice to the Company. In the event of such voluntary termination other than for "good reason" as defined in Section 5, Employee shall be entitled to (i) all amounts owed through the date of termination and (ii) his Annual Salary earned pro rata to his date of termination, but no Base Salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Company). If at the time of such termination the Stock Option Value would be a positive number, Employee shall forfeit Existing Stock Options and Subsequent Stock Options then exercisable having a Stock Option Value determined in accordance with Section 2(c) equal to the lesser of the then total Stock Option Value or $600,000. On or after the date the Company receives notice of Employee's resignation, the Company may, at its option, pay Employee all amounts owed to Employee pursuant to this Section 8 through the effective date of his resignation and terminate his employment immediately.

         9. Exclusivity of Termination Provisions. The termination provisions of this Agreement regarding the parties' respective obligations in the event Employee's employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties.

         10. Non-Competition. Employee acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries. Employee hereby covenants and agrees that during the term of this Agreement and for a period of one year thereafter, he will not directly or indirectly compete with the business of the Company or its subsidiaries. For purposes of this Agreement, the term "compete with the business of the Company and its subsidiaries" shall include Employee's participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale of menswear or shoes at retail, or the sale of corporate logo merchandise, or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Employee and with respect to which the Employee devoted time to as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, including but not limited to the business of dry cleaning, whether such participation is individually or as an officer, director, joint venturer, agent, or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged. This non-competition covenant shall be applicable with respect to the United States and Canada and any other country in which Employee would be competing with the business of the Company or its subsidiaries as set forth in this Section 10. Employee and the Company agree that a monetary remedy for a breach of this Section 10 or of Section 11 below will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages. Employee agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by Employee and Employee acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court. In the event of litigation to enforce this covenant, the courts are hereby specifically authorized to reform this covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law. Employee also agrees that if Employee is in breach of this Section 10, the Company may cease all payments required under this Agreement.

         11.      Proprietary Information.

                  (a) Employee acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company's business is predicated. Accordingly, Employee agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company or as required by applicable law or legal process, without the prior written consent of the Company. In the event of a breach or threatened breach of this Section 11, the Company shall be entitled to the same remedies as provided in Section 10 with respect to a breach thereof.

                  (b) "Proprietary Information" includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, employee training, and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

         12. Notice. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

         To the Company:            The Men's Wearhouse, Inc.
                                    5803 Glenmont Drive
                                    Houston, Texas 77081
                                    Attention: Neill P. Davis
                                    Facsimile: (713) 592-7102
                                    Confirm: (713) 592-7256

         To Employee:               David H. Edwab
                                    1410 Broadway, 29th Floor
                                    New York, NY 10018
                                    Facsimile: (917) 777-0508
                                    Confirm: (917) 777-0500

or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice. All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Employee may assign any duties under this Agreement without the prior written consent of the other.

         14. Limitation. The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee's employment.

         15. Further Assurances. Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

         16. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

         17.      Arbitration.

                  (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this contract, shall be finally settled by arbitration administered by the American Arbitration Association ("AAA") pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement. The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief. After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

                  (b) The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts. Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement. Process in any action arising out of or relating to this agreement may be served on any party to the agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

                  (c) The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party. For the purpose of this agreement, "appearance of impropriety" shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his dissent. The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.

                  (d) It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA. Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M. The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he determines that the interests of justice otherwise requires. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The place of arbitration shall be Houston, Texas, USA unless otherwise agreed by the parties.

                  (e) The parties agree that discovery shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this agreement. However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators. All disputes regarding discovery shall be promptly resolved by the arbitrators. No witness or party may be required to waive any privilege recognized at law. The parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages. The party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys' fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures, or to confirm or set aside an award.

         18. Governing Law. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.

         19. Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersede all prior agreements, oral or written, with respect to the subject matter of this Agreement. No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provisions hereof in accordance with its terms. No presumption shall be construed against the party drafting this Agreement.

         20. Employee's Representation. Employee represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement,
(iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.

         21. Company's Representation. The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this

Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

         22. Return of Company Property. Employee acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate which Employee accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon his termination of employment.

         IN WITNESS WHEREOF, the parties have caused this Agreement as of the date first written above.

                                             THE MEN'S WEARHOUSE, INC.

                                             By:        /s/ GEORGE ZIMMER
                                                 -------------------------------
                                             Name:
                                             Title:

                                                        /s/ DAVID H. EDWAB
                                             -----------------------------------
                                                        DAVID H. EDWAB

                                                                       EXHIBIT A

                             EXISTING STOCK OPTIONS

                                    Vesting
                                    -------
15,000 shares @ $15.75              1/6/98
15,000 shares @ $15.75              1/6/99
15,000 shares @ $15.75              1/6/00
15,000 shares @ $15.75              1/6/01
15,000 shares @ $15.75              1/6/02
15,000 shares @ $21.50              1/14/99
15,000 shares @ $21.50              1/14/00
15,000 shares @ $21.50              1/14/01
15,000 shares @ $21.50              1/14/03
15,000 shares @ $21.50              1/14/04
15,000 shares @ $21.50              1/14/05
10,000 shares @ $23.65              2/1/06
10,000 shares @ 23.625              2/1/07